SUB-ITEM 77(c)

MORGAN STANLEY CALIFORNIA INSURED MUNICIPAL INCOME TRUST

On November 14, 2008, a Special Meeting of Shareholders of the Trust was
scheduled in order to vote on the proposals set forth below. The voting results with respect to the proposals are noted below. The Trust did not achieve the required quorum to pass the proposal to invest, under normal market conditions, at least 80% of the Trust's net assets in municipal obligations which are covered by insurance guaranteeing the timely payment of principal and interest thereon and that are rated at least "A" by a nationally recognized statistical rating organization ("NRSRO") or are unrated but judged to be of similar credit quality by the Trust's Investment Adviser, or covered by insurance issued by insurers rated at least "A" by a NRSRO ("Proposal 1"). The shareholder meeting was adjourned to December 12, 2008 and later adjourned to December 23, 2008 to permit further solicitation of proxies for Proposal 1 only.

(1) Proposal 1, as discussed above, is adjourned to December 23, 2008.

(2) Approval of a modification to the Trust's investment policies to allow the
Trust to invest up to 20% of the Trust's net assets in taxable or tax-exempt fixed income securities rated at least investment grade by a nationally recognized statistical rating organization or, if not rated, determined by the
Trust's Investment Adviser to be of comparable quality, including uninsured municipal obligations, obligations of the U.S. government, its respective agencies or instrumentalities, and other fixed income obligations, and, during periods in which the Investment Adviser believes that changes in economic, financial or political conditions make it advisable to do so, to invest an unlimited extent in such investments for temporary defensive purposes. The Trust may also invest in options, futures, swaps and other derivatives:

        FOR                AGAINST             ABSTAIN              BNV*
     4,870,111             475,346             374,413               0

(3) Eliminate certain fundamental policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Eliminate fundamental policy restricting the Fund's ability to pledge
assets.......................................................................... 4,713,411      543,388       463,071          0
Eliminate fundamental policy restricting purchases of securities on
margin.......................................................................... 4,646,498      569,306       504,066          0
Eliminate fundamental policy prohibiting investments in oil, gas, and
other types of minerals or mineral leases....................................... 4,695,968      518,805       505,097          0
Eliminate fundamental policy prohibiting investments for purposes of
exercising control.............................................................. 4,702,077      522,314       495,479          0
Eliminate fundamental policy regarding investments in unseasoned
companies....................................................................... 4,640,431      566,892       512,547          0
Eliminate fundamental policy prohibiting or restricting the purchase of
securities of issuers in which trustees or officers have an interest............ 4,646,970      583,971       488,929          0
Eliminate fundamental policy regarding purchase of common stock................. 4,775,694      513,021       431,155          0
Eliminate fundamental policy regarding the purchase or sale of puts, calls
and combinations thereof........................................................ 4,681,742      592,144       445,984          0
Eliminate fundamental policy regarding the short sale of securities............. 4,689,264      579,355       451,251          0
Eliminate fundamental policy prohibiting investments in other investment
companies....................................................................... 4,754,476      506,862       458,532          0

(4) Modify certain fundamental investment policies and restrictions:

                                                                                    FOR         AGAINST       ABSTAIN         BNV*
Modify fundamental policy regarding borrowing money............................. 4,726,495      529,582       463,793          0
Modify fundamental policy regarding loans....................................... 4,696,632      557,418       465,820          0
Modify fundamental policy regarding investment in commodities................... 4,709,159      554,546       456,165          0
Modify fundamental policy regarding issuance of senior securities............... 4,774,160      509,444       436,266          0

* Broker "non-votes" are shares held in street name for which the broker indicates that instructions have not been received from the beneficial owners or other persons entitled to vote and for which the broker does not have discretionary voting authority.